Teliphone Navigata-Westel Communication Inc. Acquires Next Layer Inc.

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Next Layer currently provides cloud services and operates 4 data centers in Canada with a 5th under construction

VANCOUVER, June 4 2013. Vancouver-based Teliphone Corp (OTCQB:TLPH), is pleased to announce that its wholly owned subsidiary, Teliphone Navigata-Westel Communication Inc. has completed the acquisition of Vancouver-based Next Layer Inc.

Next Layer Inc. will change its name to Teliphone Data Centers Inc. and will be supported by Teliphone’s 107 telecom professionals across Canada. This continues on the path of executing Teliphone’s business plan and represents another step in Teliphone’s global growth strategy. Teliphone’s consolidated annualized revenues exceed $40 million.

The Next Layer acquisition substantially increases the Company’s colocation service by adding to its existing data center, 4 new data centers in Canada. Teliphone will complete the development and operation of a sixth data center in Kamloops which will become Teliphone’s National Disaster Recovery Center due to its strategic location which is geologically stable and which resides in Teliphone’s own protected fibre ring for high availability data services. All Teliphone data centers are interconnected through its coast to coast Canada/US national SONET fibre optic network. This center is expected to be highly attractive for both Canadian and non-Canadian telecom carriers.

As a result of the acquisition, Teliphone Data Centers is now one of the largest colocation providers in Canada owned by an independent CLEC. Furthermore it will provide its clients with evolved cloud computing services with multi-site national redundancy, unequalled disaster recovery and ultra-wide Internet IP transit bandwidth.

Financial details of the transaction will be released through a Form 8K to be filed with the US Securities and Exchange Commission within the prescribed period.

About Teliphone Corp. / Teliphone Navigata-Westel Communication Inc.

From its origin in 1957 as BC Rail Telecom, to its evolution into Teliphone Navigata-Westel, the company is now one of the largest independent facilities-based Competitive Local Exchange Carrier (CLEC) in Canada providing voice, data, broadband Internet, IT support, Cloud computing, Co-location data centres and IPTV service across Canada. Teliphone services carriers, business, government and residential customers on a national network which includes a wireless backhaul network, a trans-Canada SONET fibre optic network and multiple CLEC/ILEC mutual CO facilities. Teliphone also operates a US network and its voice and IPTV services are available in 47 countries.

Forward-Looking Statements

This press release includes "forward-looking statements" as defined by the SEC. All statements, other than statements of historical fact, included herein that address activities, events or developments that Teliphone Corp expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of the proposed acquisition, are forward-looking statements. These forward-

looking statements are subject to risks and uncertainties that may cause actual results to differ materially. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates. Except as required by law, Teliphone Corp does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Source:

For more information:

Teliphone Corp.

Lawry Trevor-Deutsch

Tel: +1 604 990-2000